                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 13D (Amendment)

                    Under the Securities Exchange Act of 1934


                              BORDEN CHEMICALS AND
                              --------------------
                          PLASTICS LIMITED PARTNERSHIP
                          ----------------------------
                                (Name of Issuer)


                                   COMMON UNIT
                                   -----------
                         (Title of Class of Securities)


                                   099541 20 3
                                   -----------
                                 (CUSIP Number)


                            Albert A. Woodward, Esq.
                                Maun & Simon, PLC
                        2000 Midwest Plaza Building West
                                801 Nicollet Mall
                          Minneapolis, Minnesota 55402
                                 (612) 904-7400
                                 --------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                 APRIL 30, 1999
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


                     (Cover page continued on next 21 pages)

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons
(entities only)...................................  MARC H. KOZBERG
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a      (a)     X
group (see instructions)                            ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e)...........
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power........................  -0-

     (8) Shared voting power......................  125,000

     (9) Sole dispositive power...................  -0-

     (10) Shared dispositive power................  125,000
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              125,000
------------------------------------------------    ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
------------------------------------------------    ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.3%
--------------------------------------------------  ----------------------------------------------

(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         DR. DEMETRE NICOLOFF
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................   75,000

     (8)  Shared voting power.....................  125,000

     (9)  Sole dispositive power..................   75,000

     (10) Shared dispositive power................  125,000
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              200,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.5%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         G. JAMES SPINNER
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
--------------------------------------------------  ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------

(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power........................   50,000

     (8) Shared voting power......................  125,000

     (9) Sole dispositive power...................   50,000

     (10) Shared dispositive power................  125,000
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              175,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.5%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         ROBERT H. PAYMAR
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate  box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  100,000

     (8)  Shared voting power.....................  125,000

     (9)  Sole dispositive power..................  100,000

     (10) Shared dispositive power................  125,000
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              225,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.6%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         STANLEY I. BARENBAUM
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  -0-

     (8)  Shared voting power.....................  125,000

     (9)  Sole dispositive power..................  -0-

     (10) Shared dispositive power................  125,000
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   125,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.3%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................   SUMMIT CAPITAL APPRECIATION FUND LP
I.R.S. Identification Nos. of above persons
(entities only)...................................   41-1822728
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e)...........
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power........................  125,000

     (8) Shared voting power......................  -0-

     (9) Sole dispositive power...................  125,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              125,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.3%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  PN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................  CURTIS L. CARLSON FOUNDATION
I.R.S. Identification Nos. of above persons
(entities only)...................................  41-6028973
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  71,300

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  71,300

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------

(11) Aggregate amount beneficially owned by
each reporting person.                              71,300
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.2%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................  NAFCO INSURANCE COMPANY LTD. OF BERMUDA
I.R.S. Identification Nos. of above persons
(entities only)...................................  41-1692396
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).

(6) Citizenship or place of organization..........  BERMUDA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:
--------------------------------------------------  ----------------------------------------------
     (7)  Sole voting power.......................  71,400

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  71,400

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              71,400
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.2%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IC
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         REVOCABLE TRUST OF GLEN D. NELSON
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------

(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  50,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  50,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   50,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         CURTIS L. CARLSON OCTAGON TRUST
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  42,300

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  42,300

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   42,300
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         SCOTT C. GAGE
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
--------------------------------------------------  ----------------------------------------------
                                                    (b)
                                                    ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  15,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  15,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              15,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................   less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         RICHARD C. GAGE
(entities only)
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  10,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  10,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------

(11) Aggregate amount beneficially owned by
each reporting person.                              10,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         REVOCABLE TRUST OF DIANA NELSON
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    --------------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  5,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  5,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting  person.                             5,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         GEOFFREY C. GAGE
(entities only)
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  5,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  5,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   5,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         WENDY M. NELSON
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    --------------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  10,000

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  10,000

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   10,000
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         JENNIFER L. NELSON TRUST
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  7,500

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  7,500

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              7,500
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         JULIET A. NELSON TRUST
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  7,500

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  7,500

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              7,500
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         REVOCABLE TRUST OF EDWIN C. GAGE
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------

(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each reporting person with:

     (7)  Sole voting power.......................  12,500

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  12,500

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              12,500
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         REVOCABLE TRUST OF BARBARA C. GAGE
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    --------------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  12,500

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  12,500

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------

(11) Aggregate amount beneficially owned by
each reporting person.                              12,500
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  less than 0.1%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3

--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................  BCU INVESTMENTS, L.L.C.
I.R.S. Identification Nos. of above persons
(entities only)...................................  41-1925582
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                    ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              WC
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  MINNESOTA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  695,100

     (8)  Shared voting power.....................  -0-

     (9)  Sole dispositive power..................  695,100

     (10) Shared dispositive power................  -0-
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                   695,100
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  1.9%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  OO
--------------------------------------------------  ----------------------------------------------

                                  SCHEDULE 13D

                              CUSIP NO. 099541 20 3


--------------------------------------------------  ----------------------------------------------
(1) Names of reporting persons....................
I.R.S. Identification Nos. of above persons         NASSER J. KAZEMINY
(entities only)...................................
--------------------------------------------------  ----------------------------------------------
(2) Check the appropriate box if a member of a
group (see instructions)                            (a)     X
                                                   ----------------------------------------------
                                                    (b)
--------------------------------------------------  ----------------------------------------------
(3) SEC use only..................................
--------------------------------------------------  ----------------------------------------------
(4) Source of funds (see instructions)              PF
--------------------------------------------------  ----------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
--------------------------------------------------  ----------------------------------------------
(6) Citizenship or place of organization..........  USA
--------------------------------------------------  ----------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7)  Sole voting power.......................  -0-

     (8)  Shared voting power.....................  695,100

     (9)  Sole dispositive power..................  -0-

     (10) Shared dispositive power................  695,100
--------------------------------------------------  ----------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                              695,100
--------------------------------------------------  ----------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
--------------------------------------------------  ----------------------------------------------
(13) Percent of class represented by amount in
Row (11)..........................................  1.9%
--------------------------------------------------  ----------------------------------------------
(14) Type of reporting person (see instructions)..  IN
--------------------------------------------------  ----------------------------------------------

INTRODUCTION

          The members of this Section 13(d) filing group (the "Holders") originally filed a Schedule 13D relating to Borden Chemicals and Plastics Limited Partnership (the "Issuer") on October 28, 1998. The original filing was amended on November 27, 1998 and December 28, 1998. This filing is the third amendment to the original Schedule 13D filing.

          Cover pages are included only to the extent that a Holder has engaged in transactions in the voting Common Units of the Issuer since the filing of the most recent Schedule 13D amendment. The Holders' responses to Items 1, 3, and 6 remain unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

          John K. Ellingboe and Catherine A. Cella are no longer members of this
Section 13(d) filing group. All other information regarding the Holders in Item 2 of the most recent filing remains accurate.

ITEM 4.  PURPOSE OF TRANSACTION.

          See Item 3. The Holders have acquired the Common Units of the Issuer for investment purposes. The Holders specifically reserve the right to purchase or sell Common Units of the Issuer if they deem it in their best interest, and to communicate with other Unit holders of the Issuer regarding matters of common concern as Unit holders of the Issuer. The Holders do not have any plans or proposals respecting extraordinary corporate transactions effecting the Issuer, sale of its assets, changes in its management, capitalization, dividend policy, business or corporate structure, charter or bylaws, or the listing of the Issuer's securities or similar actions.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          Information with respect to the aggregate number, and percentage, of all outstanding Common Units beneficially owned as of May 7, 1999 by each of the Holders is set forth below:

                                                                                  Percentage of
         Name                                   Number of Common Units          Outstanding Units
         ----                                   ----------------------          -----------------
         Marc H. Kozberg                                 125,000 *                         0.3%
         Bruce E. Hendry                               1,091,300                           3.0%
         Dr. Demetre Nicoloff                            200,000 *                         0.5%
         G. James Spinner                                125,000 *                         0.5%
         Robert H. Paymar                                225,000 *^                        0.6%
         Stanley I. Barenbaum                            125,000 *                         0.3%
         James A. Potter                                  40,000                           0.1%
         Summit Capital Appreciation
            Fund LP                                      125,000                           0.3%
         Curtis L. Carlson Foundation                     71,300                           0.2%
         NAFCO Insurance Company
            Ltd. of Bermuda                               71,400                           0.2%
         Revocable Trust of Glen D. Nelson                50,000                           0.1%
         Curtis L. Carlson Octagon Trust                  42,300                           0.1%
         Scott C. Gage                                    15,000                less than  0.1%
         Richard C. Gage                                  10,000                less than  0.1%
         Revocable Trust of Diana Nelson                   5,000                less than  0.1%
         Geoffrey C. Gage                                  5,000                less than  0.1%
         Wendy M. Nelson                                  10,000                less than  0.1%
         Jennifer L. Nelson Trust                          7,500                less than  0.1%
         Juliet A. Nelson Trust                            7,500                less than  0.1%
         Revocable Trust of Edwin C. Gage                 12,500                less than  0.1%
         Revocable Trust of Barbara C. Gage               12,500                less than  0.1%
         BCU Investments, L.L.C.                         695,100                           2.2%
         Nasser J. Kazeminy                              695,100 #                         2.2%


* Includes 125,000 Common Units owned by Summit Capital Appreciation Fund LP. # Includes 695,100 Common Units owned by BCU Investments, L.L.C.
^ Includes 50,000 Common Units subject to call options at $10.00 per Unit expiring November 20, 1999.

          The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference.

          On March 12, 1999, the Issuer had 36,750,000 Common Units outstanding. The Holders, as of May 7, 1999, collectively own 2,546,400 Units of the Issuer's Common Units, constituting approximately 6.9% of all of the outstanding voting Common Units.

          Transactions by the Holders in Common Units of the Issuer since the most recent filing of a Schedule 13D Amendment are as follows:

                                                        TYPE OF            NUMBER OF              PRICE/
     NAME                             DATE            TRANSACTION            UNITS                 UNIT
     ----                             ----            -----------          ---------               ----
Marc H. Kozberg                      03/29/99             Sell               50,000               7.3834
Dr. Demetre Nicoloff                 04/23/99             Sell               30,000               8.5000
Dr. Demetre Nicoloff                 04/23/99             Sell               20,000               8 8/15
Dr. Demetre Nicoloff                 04/30/99             Sell               25,000               9 1/14
Stanley I. Barenbaum                 04/22/99             Sell               50,000               8.3125
Summit Capital*                      03/10/99             Sell               10,000               6.1875
Summit Capital*                      03/24/99             Sell               10,000               7.1875
Summit Capital*                      03/25/99             Sell               30,000               7.3834
Summit Capital*                      04/09/99             Sell               10,000               8.0000
Summit Capital*                      04/15/99             Sell               20,000               8.2813
Summit Capital*                      04/15/99             Sell               20,000               8.0625
Summit Capital*                      04/16/99             Sell               10,000               8.4375
Summit Capital*                      04/21/99             Sell               50,000               8.1875
Summit Capital*                      04/22/99             Sell               40,000               8.3438
Summit Capital*                      04/23/99             Sell                4,300               8.8750
Summit Capital*                      04/26/99             Sell               45,700               8.5625
Summit Capital*                      04/30/99             Sell               25,000               9.0714
Juliet A. Nelson Trust               04/30/99             Sell                7,500               9.0714
Jennifer L. Nelson Trust             04/30/99             Sell                7,500               9.0714
Rev. Trust of GDN**                  04/30/99             Sell               50,000               9.0714
Rev. Trust of ECG***                 04/30/99             Sell               12,500               9.0714
Rev. Trust of BCG#                   04/30/99             Sell               12,500               9.0714
Rev. Trust of DLN^                   04/30/99             Sell                5,000               9.0714
Wendy M. Nelson                      04/30/99             Sell               10,000               9.0714
Geoffrey C. Gage                     04/30/99             Sell                5,000               9.0714
Scott C. Gage                        04/30/99             Sell               15,000               9.0714
Richard C. Gage                      04/30/99             Sell               10,000               9.0714
NAFCO##                              04/30/99             Sell               63,600               9.0714
CLC Family Foundation^^              04/30/99             Sell               63,700               9.0714
CLC Octagon Trust^^^                 04/30/99             Sell               37,700               9.0714
BCU Investments, L.L.C.              05/05/99             Sell              100,000               9.0214

TOTAL (SELL)                        (850,000)
TOTAL (BUY)                               -0-
                                        -----
TOTAL (NET)                         (850,000)

*       Summit Capital Appreciation Fund, LP
**      Revocable Trust of Glen D. Nelson
***     Revocable Trust of Edwin C. Gage
#       Revocable Trust of Barbara C. Gage
^       Revocable Trust of Diana L. Nelson
##      NAFCO Insurance Company Ltd. of Bermuda
^^      Curtis L. Carlson Family Foundation
^^^     Curtis L. Carlson Octagon Trust

          On April 23, 1999, Robert H. Paymar sold call options to purchase 35,000 Common Units at a weighted average price of $1.2723. On April 30, 1999, Mr. Paymar sold call options to purchase 15,000 Common Units at a weighted average price of $1.3958. The call options allow the purchaser to call Common Units at a price of $10.00 per Unit and expire on November 20, 1999.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

          Exhibit A -- Agreement as to joint filing pursuant to Regulation
Section 240.13d-1(f)(1)(iii).

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999


                                                /s/ Bruce E. Hendry
                                                --------------------------------
                                                    Bruce E. Hendry

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                                /s/ Marc H. Kozberg
                                                --------------------------------
                                                    Marc H. Kozberg

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                /s/ Dr. Demetre Nicoloff
                                                -------------------------------
                                                    Dr. Demetre Nicoloff

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                /s/ G. James Spinner
                                                -------------------------------
                                                    G. James Spinner

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                /s/ Robert H. Paymar
                                                -------------------------------
                                                    Robert H. Paymar

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                /s/ Stanley I. Barenbaum
                                                --------------------------------
                                                    Stanley I. Barenbaum

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                /s/ James A. Potter
                                                --------------------------------
                                                    James A. Potter

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            SUMMIT CAPITAL APPRECIATION
                                            FUND LP


                                            By:  SCA Management Partners L.L.P.

                                                 By: /s/ Marc H. Kozberg
                                                    ----------------------------
                                                     Marc H. Kozberg, a partner

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                            CURTIS L. CARLSON FOUNDATION


                                            By: /s/ Donna Snyder
                                               --------------------------------
                                                Donna Snyder, Secretary

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                            NAFCO INSURANCE COMPANY LTD.
                                            OF BERMUDA


                                            By: /s/ Mary Stotts
                                               --------------------------------
                                                Mary Stotts, Authorized Agent

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                            REVOCABLE TRUST OF GLEN D.
                                            NELSON


                                            By: /s/ Glen D. Nelson
                                               --------------------------------
                                                Glen D. Nelson, Trustee

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            CURTIS L. CARLSON OCTAGON
                                            TRUST


                                            By: /s/ John Flottmeier
                                               --------------------------------
                                               John Flottmeier, Trust Manager

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                                /s/ Scott C. Gage
                                               --------------------------------
                                                Scott C. Gage

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                                /s/ Richard C. Gage
                                               --------------------------------
                                                    Richard C. Gage

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                               REVOCABLE TRUST OF DIANA
                                               NELSON

                                               By: /s/ Diana Nelson
                                                  -----------------------------
                                                   Diana Nelson, Trustee

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                   /s/ Geoffrey C. Gage
                                                  -----------------------------
                                                       Geoffrey C. Gage


                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                                   /s/ Wendy M. Nelson
                                                  -----------------------------
                                                       Wendy M. Nelson

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            JENNIFER L. NELSON TRUST


                                            By: /s/ Curtis C. Nelson
                                               --------------------------------
                                                Curtis C. Nelson, Trustee

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            JULIET A. NELSON TRUST


                                            By: /s/ Curtis C. Nelson
                                               --------------------------------
                                               Curtis C. Nelson, Trustee

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
          Dated:  May 10, 1999
                                            REVOCABLE TRUST OF EDWIN C.
                                            GAGE TRUST


                                            By: /s/ John Flottmeier
                                               ---------------------------------
                                                John Flottmeier, Trust Manager

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            REVOCABLE TRUST OF BARBARA C.
                                            GAGE


                                            By: /s/ John Flottmeier
                                               --------------------------------
                                                John Flottmeier, Trust Manager

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999
                                            BCU INVESTMENTS, L.L.C.


                                            By: /s/ Nasser J. Kazeminy
                                               --------------------------------
                                               Nasser J. Kazeminy, Chairman

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  May 10, 1999

                                            /s/ Nasser J. Kazeminy
                                            ------------------------------------
                                            Nasser J. Kazeminy

                                    EXHIBIT A

                          AGREEMENT AS TO JOINT FILING


          Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D relating to Borden Chemicals and Plastics Limited Partnership is being filed on behalf of each of the undersigned.


                                              /s/ Bruce E. Hendry
                                              ----------------------------------
                                              Bruce E. Hendry

                                              /s/ Marc H. Kozberg
                                              ---------------------------------
                                              Marc H. Kozberg

                                              /s/ Dr. Demetre Nicoloff
                                              ---------------------------------
                                              Dr. Demetre Nicoloff

                                              /s/ G. James Spinner
                                              ---------------------------------
                                              G. James Spinner

                                              /s/ Robert H. Paymar
                                              ---------------------------------
                                              Robert H. Paymar

                                              /s/ Stanley I. Barenbaum
                                              ---------------------------------
                                              Stanley I. Barenbaum

                                              /s/ James A. Potter
                                              ---------------------------------
                                              James A. Potter

                                              SUMMIT CAPITAL APPRECIATION
                                              FUND LP


                                              By: SCA Management Partners L.L.P.

                                                  By: /s/ Marc H. Kozberg
                                                     --------------------------
                                                      Marc H. Kozberg, a partner

                                              CURTIS L. CARLSON FOUNDATION


                                              By: /s/ Donna Snyder
                                                 ------------------------------
                                                 Donna Snyder, Secretary

                                              NAFCO INSURANCE COMPANY LTD.
                                              OF BERMUDA

                                              By: /s/ Mary Stotts
                                                 ------------------------------
                                                  Mary Stotts, Authorized Agent

                                              REVOCABLE TRUST OF GLEN D.
                                              NELSON


                                              By: /s/ Glen D. Nelson
                                                 ------------------------------
                                                  Glen D. Nelson, Trustee

                                              CURTIS L. CARLSON OCTAGON
                                              TRUST


                                              By: /s/ John Flottmeier
                                                 ------------------------------
                                                  John Flottmeier, Trust Manager


                                                  /s/ Scott C. Gage
                                                 ------------------------------
                                                  Scott C. Gage

                                                  /s/ Richard C. Gage
                                                 ------------------------------
                                                  Richard C. Gage

                                              REVOCABLE TRUST OF DIANA
                                              NELSON

                                              By: /s/ Diana Nelson
                                                 ------------------------------
                                                 Diana Nelson, Trustee

                                                 /s/ Geoffrey C. Gage
                                                 ------------------------------
                                                 Geoffrey C. Gage

                                                 /s/ Wendy M. Nelson
                                                 ------------------------------
                                                 Wendy M. Nelson

                                              JENNIFER L. NELSON TRUST

                                              By: /s/ Curtis C. Nelson
                                                 ------------------------------
                                                 Curtis C. Nelson, Trustee

                                              JULIET A. NELSON TRUST

                                              By: /s/ Curtis C. Nelson
                                                 ------------------------------
                                                  Curtis C. Nelson, Trustee

                                              REVOCABLE TRUST OF EDWIN C.
                                              GAGE

                                              By: /s/ John Flottmeier
                                                 ------------------------------
                                                  John Flottmeier, Trust Manager

                                              REVOCABLE TRUST OF BARBARA C.
                                              GAGE

                                              By: /s/ John Flottmeier
                                                 ------------------------------
                                                  John Flottmeier, Trust Manager

                                              BCU INVESTMENTS, L.L.C.

                                              By: /s/ Nasser J. Kazeminy
                                                 ------------------------------
                                                  Nasser J. Kazeminy, Chairman

                                                  /s/ Nasser J. Kazeminy
                                                 ------------------------------
                                                  Nasser J. Kazeminy